Exhibit 99.1

Envirokare Tech, Inc. Provides an Update on Commercialization and Marketing Activities at LRM Industries, LLC

                New York, New York – June 14, 2007 - ENVIROKARE TECH, INC. (OTCBB: ENVK) is pleased to provide the following update concerning commercialization and related marketing activities at its joint venture, LRM Industries, LLC ("LRM").  Envirokare, through LRM, is developing state-of-the-art TPF ThermoPlastic Flowforming™ technology to manufacture and market large molded products from reinforced and non-reinforced thermoplastic polymers.

Commercialization Start Up:

                As announced in the April 10, 2007 letter to Envirokare shareholders, LRM has received its first commercial orders, and production has commenced towards fulfilling those orders.  Follow-on production orders for these customers are anticipated during the third and fourth quarters of 2007.

                Earlier this year, LRM completed the installation and start up of a fully automated, state-of-the-art production line to complement the original development line which was substantially refurbished and reconditioned during 2006.  The new production line is capable of producing over 10 million pounds per year of large molded plastic components  (up to 100 sq. ft. in size and weighing up to 200 lbs.) in a totally automated environment, in which feedstocks are provided to the system and no human touches the product until it is ready for inspection and shipping.  This production line features an extrusion delivery system capable of processing up to several thousand pounds per hour of molten plastic or composite material feeding a semi-continuous, automated, compression molding operation.  An in-line color measurement system capability will scan parts for color uniformity.  Parts are removed from the system by a state-of-the-art 6-axis robot which transfers the part for trimming, final inspection and shipping.  All trim is captured, granulated and reprocessed, providing an environmentally sound and efficient use of all materials.  Staffing the new production line will create more than 20 new jobs.

                Based on current projections, as described in the Market Development section below, the new LRM production facility is expected to be running at near capacity by mid-2008, requiring the installation of a second production line before that time.  With three production lines, including the upgraded development line which can be used for limited production, the Rockledge facility will reach over 25 million pounds of polymer processing capacity.

               In order to respond to the increased interest in our production capability by potential customers and to access new opportunities, LRM added Mr. Jim Callough to its marketing team.  Mr. Callough, appointed as LRM's Vice President of Marketing, possesses extensive marketing, operations, technical and industrial sales experience, most recently as a principal with Kubota Research Associates, Inc., a technology start up company in the plastics industry.  Mr. Callough previously made significant sales and marketing contributions at a managerial level while with, among other print industry firms and materials suppliers, E. I. DuPont de Nemours and Company.

Market Development:

                During the second half of 2007, LRM will be working with customers in the protective surfaces, building and construction, and material handing industries.  The products under consideration for manufacture with the TPF ThermoPlastic Flowforming™ process include water management, protective products, waste management, and material handling applications.  Along with current products in manufacture, LRM expects to see business from most if not all of the above described areas and applications during 2007.

                For 2008, LRM is working on secured storage, construction products, materials handling parts and products, composite docks and pilings, molded parts used in refrigeration applications and US government logistics containers.  The majority of these products are conversions from conventional thermoforming processes to LRM process technologies, driven by LRM's cost advantage and enhanced product features.

                In addition to these short term business opportunities, LRM continues to pursue development programs for advanced long-fiber reinforced thermoplastic (LFRT) parts.  Current product development programs are proceeding with a number of major industrial customers for application in several markets, including: building and construction, marine and materials handling.  Potential end-use applications include, decking products, window frames, marine struts and beams, and portable containers.

                The commissioning of LRM's first full-scale production line provided them with the opportunity to demonstrate the economic value in-use of our TPF ThermoPlastic Flowforming™ technology not only to customers, but also to potential licensees of that technology.  As a result, LRM is in a position to pursue and develop an aggressive program with licensing partners both domestically and internationally.

                 Finally, LRM's efforts in procuring government product development contracts continue, with pending SBIR (Small Business Innovative Research) proposals submitted during 2007 to government agencies.  LRM is optimistic that they will receive new government contract awards during 2007.

              Envirokare is extremely encouraged by the commercial activity at LRM and we continue to be excited and optimistic about our future success, and we thank you for your continued support and interest in both Envirokare and LRM Industries.

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                LRM Industries, LLC was formed to commercialize TPF ThermoPlastic Flowforming™ technology through development, manufacturing and licensing.  LRM is a joint venture of NOVA Chemicals, Inc. and Envirokare Composite Corporation (a unit of Envirokare Tech, Inc.).

                TPF ThermoPlastic Flowforming™ is an emerging process technology for the low pressure, fully automated molding of long-fiber-reinforced ("LFRT") and nonreinforced thermoplastic large structural parts providing enhanced mechanical properties through, with respect to LFRT parts, the randomization and preservation of fiber length in molded parts.  LFRT and nonreinforced molded products represent two of the fastest growing segments of the worldwide molded plastics market, with applications replacing conventional materials such as steel, aluminum, wood, fiberglass and cement, in nearly all major industrial market segments.  The worldwide market for LFRT and nonreinforced products is estimated to be a multi-billion pound opportunity with double-digit growth rates currently and into the future.  The enhanced mechanical properties of TPF ThermoPlastic Flowforming™  molded products, coupled with low material costs (including the use of recycled polymers) and low conversion costs, make TPF ThermoPlastic Flowforming™  patented technology a strong contender for this multi-billion pound opportunity.

                Envirokare welcomes inquiries regarding their products and programs.  Interested parties are also directed to the SEC's EDGAR informational system to obtain currently filed Envirokare corporate information.

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This letter contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act").  In particular, when used in the preceding discussion, the words "plan," "confident that," "anticipate," "believe," "expect," "intend to," and similar conditional expressions are intended to indemnify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act.  Such statements are subject to certain risks and uncertainties, and actual results could differ materially from those expressed in any forward-looking statements.  Such risks and uncertainties include, but are not limited to, market conditions, competitive factors, the ability to successfully complete additional financings, and other risks.